Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan   (651) 293-2809

ECOLAB REPORTS 23% FOURTH QUARTER EPS INCREASE TO $0.27

Full year +13% to $1.23; results include adoption of stock option expensing and AJCA expense

2006 OUTLOOK FOR CONTINUED DOUBLE-DIGIT GROWTH

2005 FOURTH QUARTER HIGHLIGHTS:

•                  Diluted net income per share +23% to a record $0.27

•                  Sales +6% to a record $1.1 billion

•                  Continued strong North America, Latin America and Asia Pacific businesses lead sales growth

2005 FULL YEAR HIGHLIGHTS:

•                  Diluted net income per share +13% to a record $1.23

•                  Sales +8% to a record $4.5 billion

•                  Record cash flow from operations of $590 million

•                  Improved operating performances in face of challenging raw material cost environment, continued investments in future growth drivers

	Fourth Quarter and Year Ended Dec. 31
	Fourth Quarter		%	Year		%
(Millions, except per share)	2005	2004	increase	2005	2004	increase
	(unaudited)			(unaudited)

Net Sales	$1,141.5	$1,072.5	6%	$4,534.8	$4,184.9	8%

Operating Income	123.7	102.1	21%	542.4	489.9	11%

Pretax Income	114.4	90.7	26%	498.2	444.5	12%
Taxes	43.7	33.2	31%	178.7	161.9	10%
Net Income	$70.7	$57.5	23%	$319.5	$282.7	13%

Diluted Net Income Per Common Share	$0.27	$0.22	23%	$1.23	$1.09	13%
Diluted Average Shares Outstanding	259.7	260.9	0%	260.1	260.4	0%

Note: Results reflect Ecolab’s adoption of SFAS 123 (R) and Ecolab’s restatement of prior period results as part of its transition to this new accounting standard; 2005 results also include AJCA expense.

-more-

ST. PAUL, Minn., February 10, 2006: Healthy sales trends in its North America, Asia Pacific and Latin American businesses, along with robust profit improvement by the U.S. operating segments, led Ecolab’s fourth quarter results to record levels for the period ended December 31, 2005.

Ecolab’s consolidated sales increased 6% to a record $1.1 billion in 2005’s fourth quarter. Net income increased 23% to a record $71 million, or $0.27 per diluted share. Fourth quarter 2005 results include a tax charge of $0.01 per share related to the repatriation of foreign earnings under the American Jobs Creation Act (AJCA); excluding that charge, diluted earnings per share would have risen 27% to $0.28 per share in the fourth quarter. Option expense was lower in the fourth quarter of 2005 compared with the same period in 2004. Excluding the effects of option expensing, net income per diluted share would have risen 15%; excluding the effects of option expensing and the AJCA charge, diluted earnings per share would have risen 19%. Currency translation had an unfavorable impact on net income of approximately $0.5 million for the fourth quarter of 2005.

As previously announced, Ecolab adopted SFAS 123(R), the new accounting standard for expensing stock options, in the fourth quarter of 2005. All financial results presented in this release include the impact from this accounting rule change. Fourth quarter 2005 diluted earnings per share include a $0.04 per share charge for option expense; for the full year 2005 option expense was a $0.10 per share charge. As part of the transition to the new standard, Ecolab restated its earnings per share in line with the pro forma amounts historically disclosed in the notes to Ecolab’s financial statements. Ecolab presented these restated results on Ecolab’s website at www.ecolab.com/investor.

Commenting on the quarter, Douglas M. Baker, Ecolab’s President and Chief Executive Officer said, “We finished 2005 on a very positive note, turning in a strong finish. We began the year faced with unprecedented increases in our raw material costs as well as less than robust world economies. We took on that challenge, and reflecting the strong Ecolab culture, our highly effective and differentiated product and service offerings, and our outstanding global customer base, we were able to implement the necessary actions to serve our customers and earn an attractive return for our shareholders. We introduced a slate of new, differentiated products that address key customer needs while also helping them to improve results and better manage their costs. We expanded our already industry leading sales and service force, and provided improved training and tools to make them even more effective in the marketplace. We also made key investments in research and development and information systems to enable further growth and competitive differentiation in our future. The net result of these efforts and investments was double-digit earnings gains in each quarter driving a 13% gain for 2005 in total. We thank the more than 22,000 dedicated Ecolab associates who made this year a success, as well as our customers who we are privileged to serve in meeting their cleaning and sanitizing needs.

“We are excited by our prospects in 2006. While we expect continued raw material cost increases and further economic challenges, we believe we are well-positioned to excel in that environment and deliver superior growth. We will stay focused on the keys to our business –attention to customer needs, delivering outstanding products and service at the appropriate price, developing continuous improvement in our operations and a continued commitment to make the right investments to sustain our value proposition and drive growth enablers for the future. We believe these will continue to be the factors which drive our success in 2006 and for the years beyond. As always, Ecolab is dedicated to delivering superior results for its customers and shareholders, and we will do so again in 2006.”

Fourth quarter sales for Ecolab’s United States Cleaning & Sanitizing operations rose 9% over the fourth quarter of 2004 to $478 million, led by the Institutional and Kay businesses. Ecolab’s reported United States Cleaning & Sanitizing operating income rose 25% to $50 million. Excluding the effects of option expensing, United States Cleaning & Sanitizing operating income rose 12% as the benefits of the higher sales, cost efficiencies, increased pricing and favorable general and administrative costs were partially offset by higher delivered product costs.

United States Other Services sales increased 10% to $95 million in the fourth quarter with good sales gains by both Pest Elimination and GCS. Reported United States Other Services operating income in the fourth quarter of 2005 increased 181% to $7 million. Excluding the effects of option expensing, United States Other Services operating income rose 93% as GCS continues to show sharp profitability improvement and Pest Elimination continued to achieve strong growth.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 5% to $591 million in the fourth quarter. Asia Pacific, Latin America and Canada all showed double-digit sales gains; Europe recorded a modest sales gain as weak economies in major Central European countries slowed results. Reported fixed currency operating income increased 14% to $69 million. Excluding the effects of option expensing and at fixed currency rates,

International operating income rose 7% as sales growth, cost efficiencies and pricing initiatives more than offset higher delivered product costs. At public currency rates, International sales increased 4% and operating income grew 13%.

The tax rate for the fourth quarter increased to 38.2% in 2005 from 36.6% in 2004. Excluding the tax charge on the repatriation of foreign earnings under the American Jobs Creation Act (AJCA), the tax rate would have been 35.5%.

Ecolab reacquired 2.4 million shares of its common stock during the fourth quarter, under our share repurchase program.

Business Outlook

Certain information presented in this news release, including the following statements, are forward-looking and based on current expectations. Actual results may differ materially. These statements do not include the potential impact of business acquisitions, divestitures, higher than anticipated raw material price increases or other material corporate events, which may be completed after the date of this release. This Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release.

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the first quarter 2006 over the first quarter 2005, though unfavorable currency translation may hurt international sales when reported in dollars. Gross margins are expected to be in the 50%-51% range compared with 50.7% last year. Selling, general and administrative expenses are expected to approximate 39% compared with 39.7% a year ago. Interest expense is expected to be approximately $10 million. The effective tax rate should be approximately 36%. Overall, currency translation is expected to negatively impact first quarter earnings. Diluted earnings per share are expected to be in the $0.29-$0.31 range in the first quarter of 2006. For the full year ending December 31, 2006, Ecolab expects diluted earnings per share in the $1.38 - $1.42 range. In 2005, net income per share was $0.27 in the first quarter and $1.23 for the full year.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL. Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast will be available to the public on Ecolab’s website at

http://www.ecolab.com/investor. A replay of the webcast will be available at that site through February 24, 2006.

Listening to the webcast requires Internet access, a soundcard and the Windows Media Player or other compatible streaming media player. If you do not have the Media Player client installed on your PC, you may download a free version of Media Player at http://www.microsoft.com/windows/windosmedia/download/default.asp.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning our 2006 first quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expenses, interest expense, effective tax rates, currency translation and earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.

Risks and uncertainties that may affect operating results and business performance include:

•                  the vitality of the foodservice, hospitality, travel, health care and food processing industries;

•                  restraints on pricing flexibility due to competitive factors, customer or vendor consolidations, and existing contractual obligations; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therfor;

•                  the occurrence of capacity constraints or the loss of a key supplier or the inability to obtain or renew supply agreements on favorable terms;

•                  the effect of future acquisitions or divestitures or other corporate transactions;

•                  our ability to achieve plans for past acquisitions;

•                  the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of our products, and (ii) changes in tax, fiscal, governmental and other regulatory policies;

•                  economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk;

•                  the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries;

•                  loss of, or changes in, executive management;

•                  our ability to continue product introductions or reformulations and technological innovations; and

•                  other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

In addition, we note that our stock price can be affected by fluctuations in quarterly earnings. There can be no assurances that our earnings levels will meet investors’ expectations. We undertake no duty to update our Forward-Looking Statements.

###

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

(unaudited)

	Fourth Quarter		Year
(thousands, except per share)	2005	2004	2005	2004

Net Sales	$1,141,515	$1,072,535	$4,534,832	$4,184,933

Cost of Sales *	577,928	533,961	2,248,831	2,033,492
Selling, General and Administrative Expenses	439,853	436,884	1,743,581	1,657,084
Special Charges (Income) **	—	(429)	—	4,467

Operating Income	123,734	102,119	542,420	489,890

Interest Expense, Net	9,335	11,388	44,238	45,344

Income before Income Taxes	114,399	90,731	498,182	444,546

Provision for Income Taxes	43,703	33,235	178,701	161,853

Net Income	$70,696	$57,496	$319,481	$282,693

Diluted Net Income per Common Share	$0.27	$0.22	$1.23	$1.09

Weighted-Average Common Shares Outstanding
Basic	255,402	257,774	255,741	257,575
Diluted	259,723	260,913	260,098	260,407

Prior periods have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”

*	Cost of sales includes income from reductions in restructuring accruals of $40 and $106 for the fourth quarter and year ended December 31, 2004, respectively.
**

Special charges (income) include a revision to reduce prior restructuring expenses of $137 and $821 for the fourth quarter and year ended December 31, 2004, respectively. For the fourth quarter ended December 31, 2004, special charges also include a gain of $292 on the sale of a small business. Special charges for the year ended December 31, 2004, included a charge of $1,600 for in-process research and development recorded as part of the acquisition of Alcide Corp. It also includes a charge of $3,980 related to the disposal of a grease management product line.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

(unaudited)

	Fourth Quarter		Year
(thousands)	2005	2004	2005	2004

Net Sales
United States
Cleaning & Sanitizing	$477,757	$436,532	$1,952,220	$1,796,355
Other Services	94,781	86,498	375,234	339,305
Total	572,538	523,030	2,327,454	2,135,660
International	590,768	560,162	2,229,902	2,126,840
Effect of Foreign
Currency Translation	(21,791)	(10,657)	(22,524)	(77,567)
Consolidated	$1,141,515	$1,072,535	$4,534,832	$4,184,933

Operating Income
United States
Cleaning & Sanitizing	$49,762	$39,771	$279,960	$266,072
Other Services	7,067	2,518	36,012	20,447
Total	56,829	42,289	315,972	286,519
International	69,341	61,088	227,864	217,865
Corporate Expense*	—	469	—	(4,361)
Effect of Foreign Currency Translation	(2,436)	(1,727)	(1,416)	(10,133)
Consolidated	$123,734	$102,119	$542,420	$489,890

Prior periods have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”

*

Consistent with the company’s internal management reporting, corporate expense includes income from reductions in restructuring accruals of $177 and $927 for the fourth quarter and year ended December 31, 2004, respectively. For the fourth quarter ended December 31, 2004, corporate expense also includes a gain of $292 on the sale of a small business. Corporate expense for the year ended December 31, 2004 included a charge of $1,600 for in-process research and development recorded as part of the acquisition of Alcide Corp. Corporate expense for the year ended December 31, 2004 also includes a charge of $3,980 related to the disposal of a grease management product line.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005

(unaudited)

(thousands)	December 31 2005	December 31 2004

Assets
Current assets
Cash and cash equivalents	$104,378	$71,231
Short-term investments	125,063
Accounts receivable, net	743,520	738,266
Inventories	325,574	338,603
Deferred income taxes	65,880	76,038
Other current assets	57,251	54,928
Total current assets	1,421,666	1,279,066

Property, plant and equipment, net	835,503	834,730

Goodwill, net	937,019	991,811

Other intangible assets, net	202,936	229,095

Other assets, net	399,504	381,472

Total assets	$3,796,628	$3,716,174

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$226,927	$56,132
Accounts payable	277,635	269,561
Compensation and benefits	214,131	231,856
Income taxes	39,583	22,709
Other current liabilities	361,081	359,289
Total current liabilities	1,119,357	939,547

Long-term debt	519,374	645,445

Postretirement health care and pension benefits	302,048	270,930

Other liabilities	206,639	262,111

Shareholders’ equity	1,649,210	1,598,141

Total liabilities and shareholders’ equity	$3,796,628	$3,716,174

2004 amounts have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

	Quarter Ended March 31 2004	Quarter Ended June 30 2004	Quarter Ended Sept. 30 2004	Quarter Ended Dec. 31 2004	Year Ended Dec. 31 2004

Restated earnings per share	$0.24	$0.28	$0.34	$0.22	$1.09
SFAS 123R - stock option expense	0.01	0.02	0.02	0.05	0.10
Excluding SFAS 123R	$0.25	$0.30	$0.36	$0.27	$1.19

	Quarter Ended March 31 2005	Quarter Ended June 30 2005	Quarter Ended Sept. 30 2005	Quarter Ended Dec. 31 2005	Year Ended Dec. 31 2005

Restated earnings per share	$0.27	$0.31	$0.38	$0.27	$1.23
SFAS 123R - stock option expense	0.02	0.02	0.02	0.04	0.10
Excluding SFAS 123R	0.29	0.33	0.40	0.31	1.33
AJCA				0.01	0.01
Excluding SFAS 123R and AJCA	$0.29	$0.33	$0.40	$0.32	$1.34

The company has restated prior periods earnings per share for the adoption of SFAS No. 123(R), “Share-Based Payment”

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

The non-GAAP financial measures in the tables above are provided to assist in the reader’s understanding of the comparability of the company’s operations for 2005 and 2004. The company believes that earnings excluding SFAS 123R and AJCA, a non-GAAP financial measure, is a useful basis to compare the company’s results against, because it assists readers in understanding the impact of the company’s adoption of SFAS 123R and the tax charge related to the repatriation of foreign earnings under the American Jobs Creation Act (AJCA) is an unusual item which impacted the company’s reported earnings per share in 2005. The presentation above reconciles restated earnings per share (U. S. GAAP amounts) to amounts excluding SFAS 123R and AJCA for the quarters ended March 31, June 30 and September 30, 2005 and the quarter and year ended December 31, 2005 and for the quarters ended March 31, June 30 and September 30, 2004 and the quarter and year ended December 31, 2004. The non-GAAP financial measures should not be construed as an alternative to reported results under U. S. GAAP.